EXHIBIT 99.1

News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:            R. Todd Noden

                           Executive Vice President and Chief Financial Officer

                           (205) 942-3737 ext. 4808

BOOKS-A-MILLION, INC. COMPLETES GO-PRIVATE TRANSACTION

BIRMINGHAM, Ala. (December 10, 2015) – Books-A-Million, Inc. (NASDAQ: BAMM) (the “Company”) today announced the completion of its acquisition by Clyde B. Anderson, executive chairman of the Company, certain family members and related parties of Mr. Anderson and senior management of the Company (collectively, the “Purchaser Group”), pursuant to a previously announced merger agreement. The Company’s stockholders adopted the merger agreement at a special stockholder meeting on December 8, 2015. Under the terms of the merger agreement, as a result of which the Company becomes a privately held company, stockholders (other than members of the Purchaser Group) are entitled to receive $3.25 in cash for each share of the Company’s common stock.

The merger agreement was adopted by the stockholders representing approximately 89.0% of the aggregate voting power of the Company’s outstanding common stock. In addition, the merger agreement was adopted by stockholders holding approximately 66.3% of the shares of the Company’s outstanding common stock not owned by the Purchaser Group and any officer of the Company (determined in accordance with Section 16(a) of the Securities Exchange Act of 1934), thus satisfying the “majority of the minority” stockholder approval condition in the merger agreement.

The transaction closed and became effective today. As a result of the transaction, the Company’s common stock will cease to trade on the NASDAQ Global Select Market prior to the opening of the market on December 10th and will be delisted. The Company will terminate its registration and reporting obligations with the Securities and Exchange Commission.

Clyde B. Anderson said, “I am pleased that the majority of the minority shareholders voted in favor of the go-private merger proposal. The 93% premium to the stock price prior to announcing the merger in January represents a fair value for shareholders. Also, I am excited to lead the company into the next phase of its history. The transaction returns the company to private ownership in a way that allows us to focus on our customers, suppliers, employees, and the communities we serve.”

Clyde B. Anderson will continue to serve as Executive Chairman of the Board and as a director of the Company, and Terrance G. Finley will continue to serve as Chief Executive Officer and President of the Company.

Houlihan Lokey acted as financial advisor, and King & Spalding LLP acted as legal advisor, to the Special Committee of the Board of Directors of the Company. Latham & Watkins LLP acted as legal advisor to the Company and Munger, Tolles & Olson LLP acted as legal advisor to the Anderson Family.

About Books-A-Million, Inc.

Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 257 stores in 32 states. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. Also included in the Company’s retail operations is the operation of Yogurt Mountain Holding, LLC, a retailer and franchisor of self-serve frozen yogurt stores with 40 locations. The Company also develops and manages commercial real estate investments through its subsidiary, Preferred Growth Properties. Follow Books-A-Million on Twitter (http://twitter.com/booksamillion) and like us on Facebook (http://facebook.com/booksamillion).

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